Exhibit 99.1

Company Contact:	Investor Relations:
Randy Stratton, Chairman & CEO	Amy Glynn, CFA
Cold Spring Capital Inc.	Cameron Associates
Phone: (413) 458-9045 x 100	(212) 554-5464
amy@cameronassoc.com
Joseph Weingarten, President
Cold Spring Capital Inc.
Phone: (203) 972-0888

FOR IMMEDIATE RELEASE

COLD SPRING CAPITAL INC. ENTERS INTO AGREEMENT
TO ACQUIRE SEDONA DEVELOPMENT PARTNERS, LLC

Cold Spring Capital Fulfills Objective to Identify Acquisition Opportunity
In the Real Estate Sector

NEW CANAAN, CT - November 3, 2006 - Cold Spring Capital Inc. (AMEX:CDS), a special purpose acquisition company, and Sedona Development Partners, LLC (“SDP”), a privately held development company, jointly announced they have entered into a definitive agreement pursuant to which Cold Spring Capital Inc. (“Cold Spring”) will purchase all outstanding equity interests of SDP for a combination of cash, notes and convertible notes totaling $132.1 million.

SDP is a leading specialty real estate development and operating company with over 140 employees that owns and operates The Club at Seven Canyons, a private, high-end, fractional ownership development. Located in Sedona, Arizona, the club offers a Tom Weiskopf championship golf course ranked one of the top 50 Golf Retreats by Golf Digest, and one of a kind, five-star amenities.

Cold Spring expects its consolidated 2007 revenue to be approximately $164.1 million, with 2007 EBITDA of approximately $60.2 million and 2007 net income of approximately $26.7 million.

Cold Spring uses EBITDA as a non-GAAP financial performance measurement. EBITDA is calculated by adding back to net income (loss) interest, taxes, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. Cold Spring’s consolidated estimated EBITDA for 2007 has been calculated by adding estimated interest expense of $6.1 million, estimated depreciation and amortization of $9.7 million, and a pro forma tax provision of $17.7 million to pro forma estimated net income of $26.7 million.

THE TRANSACTION

Under the terms of the agreement, the owner of SDP will sell its equity interests for approximately $132.1 million consisting of $82.1 million in cash, a three year $5 million subordinated 8% promissory note, and a four year $45 million subordinated 8% note which is convertible into 7 million shares of Cold Spring common stock. The convertible note mandatorily converts into common stock if the average daily closing price of Cold Spring’s common stock equals or exceeds $6.43 per share during any period of 20 consecutive trading days after the first anniversary of the closing. In addition, during the 30 day period following the one year anniversary of the closing, the holder of the note can elect to convert the note into 7 million shares of common stock regardless of the trading price. In addition, Cold Spring will assume all SDP’s outstanding debt at closing.

Upon consummation of the transaction, Richard Stratton will remain Chairman and Chief Executive Officer of Cold Spring, and Joseph Weingarten will remain President and Director. David Cavan, who is the controlling owner of SDP, will join Cold Spring as President of Real Estate Development. Additionally, David Epstein, who is not affiliated with SDP, will join Cold Spring as its Chief Financial Officer.

Mr. Cavan will remain as President and Chairman of Cavan Real Estate Investments and Chairman of Cavan Management Services, L.L.C. (“CMS”), entities controlled by Mr. Cavan, which are not being acquired as part of the transaction. CMS will continue to oversee operations and development of the Seven Canyons project through a 10 year management agreement. CMS has a 30 year history of developing and owning multiple real estate projects in the southwestern United States.

Mr. Stratton commented, “We are very pleased to announce the pending transaction with SDP, an established specialty real estate operating company with proven development expertise, particularly in exclusive luxury fractional ownership properties as demonstrated by SDP’s existing property at Seven Canyons in Sedona, Arizona. In addition to its premier luxury resort property, we believe that SDP’s real estate development, sales and marketing experience will provide a platform that will allow us to capitalize on future specialty real estate acquisitions and development opportunities.

“We believe that partnering with SDP would be an attractive transaction for all stakeholders of Cold Spring and SDP, as well as for members of The Club at Seven Canyons. As a team, we believe that we can make immediate borrowing cost improvements to SDP in order to continue creating value for our shareholders. We believe that pre-sales and existing inventory levels at SDP’s Seven Canyons property provide visible and predictable earnings for 2007 and through the anticipated sell out period.”

Mr. Cavan added, “We are excited and look forward to partnering with Cold Spring’s experienced team in order to continue our expansion of our platform to ensure our world class success as a leader in fractional luxury homes. We believe that this combination of SDP and Cold Spring will add continued growth through new opportunities and additional capital strength to our real estate platform. This transaction will accelerate our strategic plan to expand SDP. We expect that these opportunities will contribute to building value for Cold Spring shareholders.”

The closing of the transaction is subject to Cold Spring’s stockholder approval and other customary closing conditions. Additionally, the closing is subject to not more than 19.99% of Cold Spring’s shareholders voting their shares against the transaction and electing to convert their Cold Spring shares into cash.

Cold Spring will file a form 8-K with the Securities and Exchange Commission, which will more fully describe the transaction and expects to file a preliminary proxy statement as soon as possible.

Conference Call Information

Cold Spring will host a conference call on November 7, 2006 at 11:00AM ET to discuss the transaction. Interested parties should call (866) 770-7146, (international dial in (617) 213-8068) with pass code 64432565 to access the call. Investors may also access this call via the Internet at:

                        www.coldspringcapital.com
                                               or
                            www.streetevents.com
(for institutional investors subscribing to this service)
                                               or
                                www.earnings.com
                                      (audio only)

For those who are unavailable to listen to the live broadcast, a replay will be available through May 15, 2007 and can be accessed by dialing (888) 286-8010 (international dial in (617) 801-6888). The pass code is 77981817.

Choate Hall & Stewart LLP provided legal advice to Cold Spring, while Fennemore Craig, P.C. and Ballard Spahr Andrews & Ingersoll, LLP represented SDP. Kramer Capital Partners LLC provided a fairness opinion to Cold Spring’s board of directors in connection with the proposed acquisition.

About Sedona Development Partners, LLC

SDP is a leading specialty real estate developer that owns and operates The Club at Seven Canyons, a successful luxury fractional ownership development located in Sedona, Arizona.

About Cold Spring Capital Inc.

Cold Spring is a special purpose acquisition company established in May 2005 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, one or more operating businesses, portfolios of financial assets or real estate assets that it expects to generate financial assets.

About Cavan Management Services, LLC

CMS is a large regional developer of commercial “infill” properties. The company has been in operation for over 34 years and has developed and managed commercial real estate buildings, and has large land holdings. The company specializes in identifying infill properties, which are then studied and developed into value creating developments for investors. CMS prides itself on value and wealth creation through real estate development and management for individual investors.

Safe Harbor

Stockholders of Cold Spring are advised to read, when it becomes available, Cold Spring’s proxy statement in connection with Cold Spring’s solicitation of proxies for the special stockholder meeting at which the stockholders will be asked to approve, among other things, the SDP acquisition, because it will contain important information. The definitive proxy statement will be mailed to Cold Spring stockholders as of a record date to be established for voting on the acquisition of SDP. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Cold Spring Capital, 51 Locust Avenue, Suite 302, New Canaan, Connecticut 06840. The proxy statement, once available, will also be available, without charge, at the Securities and Exchange Commission Internet site, www.sec.gov.

Cold Spring and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting in connection with Cold Spring’s solicitation of proxies for the special stockholder meeting at which the stockholders will be asked to approve, among other things, the SDP acquisition. Information about Cold Spring’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission, and such information will be available in the proxy statement.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by Cold Spring through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Cold Spring’s current views with respect to the future events or financial performance discussed in this release, based on management's beliefs and assumptions and information currently available. When used, the words “believe,” “anticipate,” “estimate,” “project,” “should,” “expect,” “plan,” “assume” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the risk that the acquisition of SDP may not be consummated because of the failure of a party to satisfy closing conditions or the failure of the stockholders of Cold Spring to approve the acquisition or for other reasons, Cold Spring’s being a development stage company with no operating history, the risk that Cold Spring will not be able to reduce financing costs or achieve projected revenue and other fiscal results in 2007, risks associated with the real estate market and/or real estate development projects and real estate ownership, the risks associated with significant indebtedness, and other risks described in the Securities and Exchange Commission filings of Cold Spring, including Cold Spring’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The forward-looking statements speak only as of the date of this presentation, and Cold Spring expressly disclaims any obligation to update any forward-looking statements.